Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS

FOR QUARTER ENDED SEPTEMBER 30 2004

Mountain View, Calif. (November 3, 2004) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first quarter of fiscal year 2005.

Revenue for the quarter ended September 30, 2004 was $4.7 million, an increase of 3% from $4.6 million in the comparable year-ago quarter. Net loss before dividends on convertible preferred stock for the quarter was $572,000, compared with $2.1 million for the same period a year-ago. Net loss applicable to common stockholders was $2.5 million, or $0.68 per share, compared with $3.9 million, or $1.06 per share, for the same period a year-ago.

Pro forma net loss for the quarter ended September 30, 2004 was $93,000 or $0.03 per share, compared to a pro forma net loss of $841,000, or $0.23 per share, for the same period a year-ago. Pro forma net income (loss) figures exclude depreciation, amortization, accreted dividends, interest expense, tax expense and restructuring charges. A table reconciling the pro forma net income (loss) to GAAP net loss is included in the condensed consolidated financial statements in this release.

“We are encouraged by our performance,” said Ashu Roy, CEO of eGain. “Our license revenue is up more than 70% from last quarter. Even as we prudently increase our marketing investment aligned with our eGain Service™ 7 product launch, we are keeping a close eye on our bottom line and look forward to increased momentum in our business execution in the upcoming quarters.”

First Quarter Fiscal 2005 Business Highlights

Agreement with holders of Series A Preferred Stock

The company announced that it and certain holders of its 6.75% Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) have entered into a restructuring agreement and a voting agreement and proxy whereby such Series A Preferred holders have agreed to vote in favor of an amendment to the company’s certificate of incorporation providing for the conversion of all outstanding shares of Series A Preferred into approximately 11.6 million shares of common stock. The holders of the converted shares would have rights to register the shares of common stock received in such conversion for resale. The proposed conversion is subject to the approval of a majority of eGain’s outstanding common stockholders and the details are outlined in a Form 8-K filed with the Securities and Exchange Commission on September 29, 2004. The company anticipates submitting the conversion to the holders of common stock at its 2004 Annual Meeting of Stockholders in December. The conversion would be effected promptly following stockholder approval.

New Products

The company launched eGain Service™ 7 suite—the industry’s first complete solution for integrated service resolution and adaptive self-service™. Developed in response to significant demand from contact center customers, integrated service resolution enables contact centers to link with back-office provisioning and billing systems. This helps agents resolve customer queries on first contact, avoiding expensive callbacks. It also improves customer satisfaction by ensuring fail-safe follow-up of their issues escalated outside the contact center. Adaptive self-service™ addresses the growing market frustration with poor adoption of existing web self-service solutions, mostly based on static FAQ or keyword search technologies. The eGain solution provides comprehensive access methods—dynamic FAQ, configurable views, natural language search, virtual agent, and case based reasoning—to adapt to customer needs. Analytic capabilities in the solution identify performance gaps in the knowledge base, automatically triggering workflow tasks to help content managers improve web self-service adoption.

Market Demand

Interest among early adopters for eGain Service 7 ™ suite, both from existing customers looking to upgrade or new prospects, is strong. eGain On Demand™ continues to attract customers with its flexible approach to hosted and on-premise deployments. In the September 2004 quarter, eGain signed up or expanded its business with customers such as ABN-AMRO, Aliant, Barclays, Centrica, Coors Brewers, HSBC, La Quinta, Scottish & Southern Energy, Staples, Streets Online, Timberland, Vodafone Ireland, and a large insurance company.

Industry Recognition

•	Forrester’s 2004 eService TechRankings: eGain Service 7 ™ suite received the top score for email response management among all eService vendors included in the analysis, and the top scores for knowledgebase, search technology, and reporting and analysis among publicly held peers.

•	2004 Deloitte Technology Fast 500 North America: The company was included in the 2004 Deloitte Technology Fast 500 North America, a ranking of the fastest growing technology companies in North America, based on percentage revenue growth for the past five fiscal year period (1999 to 2003).

First Quarter Fiscal 2005 Financial Highlights

Revenue

Revenue for the quarter was $4.7 million, an increase of 3%, from $4.6 million in the comparable year-ago quarter.

License revenue for the quarter was $1.3 million, an increase of $482,000 or 61% from the comparable year-ago quarter.

Support and services revenue for the quarter was $3.4 million, a decrease of $335,000 or 9% from the comparable year-ago quarter.

International revenue accounted for 51%, and domestic revenue 49% of total revenue for the quarter, compared to 45% international revenue and 55% domestic revenue in the comparable year-ago quarter.

Cost of Revenue and Gross Profit

Gross profit for the quarter was $3.1 million or a gross margin of 66% compared to $2.6 million or 57% for the comparable year-ago quarter.

Research and Development

Research and development expense for the quarter was $538,000, a decrease of $527,000 or 49% from the comparable year-ago quarter.

Sales and Marketing

Sales expense for the quarter was $1.7 million, a decrease of $182,000 or 10% from the comparable year-ago quarter.

Marketing expense for the quarter was $444,000, an increase of $158,000 or 55% from the comparable year-ago quarter.

General and Administrative

General and administrative expense for the quarter was $750,000, a decrease of $159,000 or 18% from the comparable year-ago quarter.

Other Income/Expense

Other expense for the quarter was $276,000 compared to $153,000 for the comparable year-ago quarter.

Earnings:

On a GAAP basis, net loss applicable to common stockholders for the September 2004 quarter was $2.5 million or $0.68 per share, compared to a net loss applicable to common stockholders of $3.9 million, or $1.06 per share in the comparable year-ago quarter.

Pro forma net loss for the quarter was $93,000 or $0.03 per share, compared to a pro forma net loss of $841,000 or $0.23 per share, in the comparable year-ago quarter.

Balance Sheet

Cash:

Total cash and cash equivalents were $4.4 million at September 30, 2004, a decrease of $743,000 from $5.2 million at June 30, 2004. The change in cash and cash equivalents during the quarter was primarily due to the increase in the accounts receivable balance at the end of the quarter that resulted from the increased license sales towards the end of the quarter.

Days Sales Outstanding (DSO):

DSO for the September 2004 quarter was 74 days compared to 56 days during the comparable year-ago quarter. The increase in days outstanding for the September 2004 quarter was primarily due to the majority of new license contracts closing towards the end of the quarter.

Use of Non-GAAP Financial Measures

To supplement eGain’s consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), eGain uses non-GAAP pro forma net income (loss) and pro forma net income (loss) per share measures, which are not in accordance with, nor an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. eGain’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding certain expenses we believe are not indicative of our core operating results, the users of the financial statements are provided with valuable insight into eGain’s operating results. Further, these non-GAAP results are one of the primary indicators eGain’s management uses for planning and forecasting future performance. In addition, eGain has consistently provided these pro forma measurements in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service™ 7, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries and serves over 800 enterprise customers worldwide. To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646; Tokyo: 81-3-5778-7590.

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the proposed conversion of Series A preferred stock, the challenging economic environment; the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2004, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Karen Thrash 650-230-7528 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2004	June 30, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,438	$5,181
Restricted cash	12	12
Accounts receivable, net	3,887	2,876
Prepaid and other current assets	1,230	1,408

Total current assets	9,567	9,477
Property and equipment, net	482	473
Goodwill, net	4,880	4,880
Other assets	286	331

Total assets	$15,215	$15,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,113	$1,036
Accrued compensation	845	765
Accrued liabilities	1,486	1,335
Deferred revenue	3,799	3,731
Current portion of accrued restructuring	76	86
Current portion of bank borrowings	615	506
Current portion of capital lease obligations	5	9

Total current liabilities	7,939	7,468
Related party notes payable	6,839	6,607
Accrued restructuring, net of current portion	1,247	1,264
Other long term liabilities	239	242

Total liabilities	16,264	15,581
Stockholders' equity:
Cumulative convertible preferred stock	110,705	108,755
Common stock	4	4
Additional paid-in capital	204,771	206,721
Notes receivable from stockholders	(95)	(94)
Accumulated other comprehensive income (loss)	(346)	(290)
Accumulated deficit	(316,088)	(315,516)

Total shareholders' equity	(1,049)	(420)

	$15,215	$15,161

eGain Communications Corporation

Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2004	2003
	(unaudited)	(unaudited)
Revenue:
License	$1,273	$790
Support and Services	3,448	3,783

Total revenue	4,721	4,573
Cost of license	173	451
Cost of support and services	1,455	1,509

Gross profit	3,093	2,613
Operating costs and expenses:
Research and development	538	1,065
Sales and marketing	2,101	2,125
General and administrative	750	909
Amortization of other intangible assets	—	306
Restructuring and other	—	127

Total operating costs and expenses	3,389	4,532

Loss from operations	(296)	(1,919)
Non-operating income (expenses)	(276)	(153)

Net loss	$(572)	$(2,072)
Dividends on convertible preferred stock	(1,951)	(1,825)

Net loss applicable to common stockholders	$(2,523)	$(3,897)

Per share information:
Basic and diluted net loss per common share	$(0.68)	$(1.06)

Weighted average shares used in computing basic and diluted net loss per common share	3,696	3,676

Supplemental information:
Non-GAAP financial measures and reconciliation
Net loss applicable to common stockholders	(2,523)	(3,897)
Less: Amortization of other intangible assets	—	306
Amortization of prepaid licenses	66	302
Depreciation	95	412
Dividends on convertible preferred stock	1,951	1,825
Interest and Tax	318	90
Restructuring costs	—	121

Pro forma net income / (loss):	(93)	(841)

Basic and diluted pro forma net income / (loss) per common share	$(0.03)	$(0.23)